Exhibit 10.1

May 22, 2022

Mr. Moshe (Mozy) Azarzar

EZRaider CO./EZRaider Global Inc.

Dear Mr. Azarzar,

Re:      Distribution in the U.S.A. Letter Agreement

Reference is made to that certain (i) Authorized Exclusive Distribution Agreement dated September 12, 2019, by and between D.S Raider Ltd. (“D.S Raider”) and EZ Raider LLC (“EZ LLC”) and the Renewal of Exclusive Distribution Agreement dated September 2, 2021 by and among D.S Raider, EZ LLC and EZRaider Global Inc. (“EZ Global” and, together with EZ LLC, the “Distributor”) (together, “Distribution Agreement”) and (ii) the Extension of Payment Schedule dated December 30, 2021 by and between D.S Raider and EZ Global, which modified certain terms of both the Distribution Agreement and the Share Purchase Agreement, dated February 21, 2021, by and between EZ Global, D.S Raider, and the shareholders of D.S Raider (as amended on March 30, 2021, and August 31, 2021) (the “SPA”) (“Dec. 2021 Letter”). Unless specifically indicated otherwise, all capitalized terms shall have the meaning ascribed to them in the Distribution Agreement and the Dec. 2021 Letter.

1.	Subject to Distributor’s full and complete satisfaction of the terms and conditions set forth in Section 2 below, D.S Raider shall waive its right pursuant to the Dec. 2021 Letter to terminate the Distribution Agreement and agrees that the terms of the Distribution Agreement shall prevail and replace Distributor’s undertakings pursuant to the Dec. 2021 Letter, except as amended hereby.

2.	Revision of Terms:

a.	The Distribution Agreement shall remain in full force and effect throughout the United States of America through January 31, 2023. The Distribution Agreement shall terminate on that date unless otherwise agreed to by D.S Raider in advance and in writing.

b.	Distributor shall service and satisfy all its obligation and undertakings and sales projection under the Distribution Agreement and as set forth in Exhibit A hereto.

c.	Distributor shall place orders according to the forecast it presented the Company, including quantities and time schedules set forth therein.

d.	The Down Payment shall be applied to all purchases made by the Distributor as provided for in Section B of the Dec. 2021 Letter.

e.	Upon countersigning of this Letter Agreement Distributor shall remit to Company the amount US$ 100,985.5 due for the ready to ship order of which Company notified Distributor on February 27, 2022, plus US$ 2640 half of storage fee (3 x US$ 1,760/month) and US$ 103,625.5 in the aggregate (“Balance Payment”).

f.	By countersigning this Letter Agreement, both parties hereby waive and relinquishes any claim they may have specifically related to the distribution rights pursuant to the Dec. 2021 Letter until the date set forth above, provided however, that DS Raider waiver hereunder is condition upon actual receipt of the Balance Payment.

3.	Except as specifically modified hereby, all of the provisions of the Distribution Agreement shall remain in full force and effect.

Regards,

DS Raider Ltd.

By:/s/ Nitzan Sapir

Nitzan Sapir

Title: Chief Executive Officer

We hereby agree to the terms and conditions of this Letter Agreement and undertake to act accordingly.

EZRAIDER CO.	EZRaider Global Inc.

By: /s/ Moshe Azarzar	By: /s/ Moshe Azarzar
Name: Moshe Azarzar	Name: Moshe Azarzar
Title: Chief Executive Officer	Title: Chief Executive Officer